MONTHLY REPORT - NOVEMBER, 2011


                          TriView Global Fund, LLC

             The net asset value of a unit as of November 30, 2011

                was $931.58, down 1.3% from $943.81 per unit

                             as of October 31, 2011.



                     STATEMENT OF CHANGES IN NET ASSET VALUE



                                               Current Period      Year to Date

Net Asset Value (1,684.168 units) at         $   1,589,534.97          2,000.00

   October 31, 2011

Addition of 255.562 units on November 1,           241,203.14      1,909,485.48
   2011

Redemption of 255.077 units on November 30,       (237,624.63)      (239,610.27)
   2011

Net Income (Loss)                                  (23,723.07)      (102,484.80)
                                              ----------------  ---------------
Ending Net Asset Value (1,684.653 units)     $   1,569,390.41      1,569,390.41
   at November 30, 2011                       ================  ===============

Net Asset Value per Unit at
   November 30, 2011                         $         931.58


                        STATEMENT OF INCOME AND EXPENSE

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $       6,287.86        19,375.67
         closed contracts

      Change in unrealized gain (loss) on open      (1,950.00)         1,200.00
         contracts

   Interest income                                       0.00             5.10
                                               ---------------  ---------------
Total: Income                                        4,337.86        20,580.77

Expenses:
   Brokerage commissions                            13,962.22        46,446.01
   Operating expenses                                7,952.89        43,379.55
   Incentive fee                                       160.76           160.76
   Management fee                                    1,132.51        10,802.14
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55        22,277.11
                                               ---------------  ---------------
Total: Expenses                                     28,060.93       123,065.57
                                               ===============  ===============
Net Income(Loss) - November, 2011             $    (23,723.07)     (102,484.80)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         General Partner/CPO
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President